Filed pursuant to Rule 433

Registration No. 333-207836

February 29, 2016

PRICING TERM SHEET

Issuer:	Indiana Michigan Power Company
Expected Ratings*:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Designation:	Senior Notes, Series K, due 2046
Principal Amount:	$400,000,000
Maturity:	March 15, 2046
Coupon:	4.55%
Interest Payment Dates:	March 15 and September 15
First Interest Payment Date:	September 15, 2016
Treasury Benchmark:	3.00% due November 15, 2045
Treasury Yield:	2.621%
Reoffer Spread:	T+ 195 basis points
Yield to Maturity:	4.571%
Price to Public:	99.657% of the principal amount thereof
Transaction Date:	February 29, 2016
Settlement Date:	March 3, 2016 (T+3)
Redemption Terms:
Make-whole call:	Prior to September 15, 2045 (the par call date) at a discount rate of the Treasury Rate plus 30 basis points (calculated to the par call date)
Par call:	On or after September 15, 2045 at par
Minimum Denomination:	$2,000 and integral multiples in excess thereof
CUSIP/ISIN:	454889 AQ9 / US454889AQ96
Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. RBC Capital Markets, LLC

Co-Managers:	Fifth Third Securities, Inc. The Huntington Investment Company KeyBanc Capital Markets Inc. PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, Goldman, Sachs & Co., toll-free at 866-471-2526 or RBC Capital Markets, LLC, toll-free at 1-866-375-6829.